Exhibit 4.2

EXACTTARGET, INC.

FOURTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

March 28, 2011

THIS FOURTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated as of March 28, 2011 (this “Agreement”), by and among EXACTTARGET, INC., a Delaware corporation (the “Corporation”), and the Stockholders identified on Annex I hereto.

PREAMBLE

WHEREAS, certain investors are purchasing shares of the Corporation’s Series G Preferred Stock, $0.001 par value per share (the “Series G Preferred Stock”), pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), and such purchase is conditioned on the execution of this Agreement;

WHEREAS, the Stockholders believe it to be in the best interest of the Corporation and the Stockholders to provide for the continued stability of the business and policies of the Corporation and its Subsidiaries, as the same may exist from time to time, and, to that end, the parties hereto set forth this Agreement;

WHEREAS, the Corporation and certain of the Stockholders that were party to that certain Third Amended and Restated Stockholders’ Agreement, dated November 18, 2009, as amended by that certain First Amendment to Third Amended and Restated Stockholders’ Agreement, dated December 31, 2009 (collectively, the “Prior Agreement”), desire to amend the Prior Agreement, which may not be amended or modified without the written consent of the Corporation and the holders of at least a majority of the Shares (as defined in the Prior Agreement) held by all Stockholders voting together as a single class and on an as converted to Common Stock basis and, in certain cases, the Stockholders holding at least a majority of the outstanding shares of Series F Preferred Stock, the Stockholders holding at least a majority of the outstanding shares of Series E Preferred Stock, and the Stockholders holding at least a majority of the outstanding shares of Series D Preferred Stock; and

WHEREAS, in order to induce the investors purchasing Series G Preferred Stock to enter into the Purchase Agreement, the Corporation and the Stockholders desire that this Agreement amend and restate the Prior Agreement in its entirety.

ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Acceptance Notice” shall have the meaning set forth in Section 3.3(a)(ii).

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control or common investment management with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the opening paragraph of this Agreement.

“Approved Sale” shall have the meaning set forth in Section 3.6(a).

“Battery Director” shall have the meaning set forth in Section 2.1(b)(ii)(A).

“Board” means the Board of Directors of the Corporation.

“Charter” means the Fifth Amended and Restated Certificate of Incorporation of the Corporation in effect as of the date hereof, as the same may be amended, modified or supplemented after the date hereof.

“Common Stock” shall mean the Common Stock of the Corporation, $0.001 par value per share.

“Common Stockholder Directors” shall have the meaning set forth in Section 2.1(b)(iii).

“Co-Sale Notice” shall have the meaning set forth in Section 3.4(a)(i).

“Co-Sale Offeree” shall have the meaning set forth in Section 3.4(a).

“Co-Sale Offeror” shall have the meaning set forth in Section 3.4(a).

“Co-Sale Rights Holder” shall have the meaning set forth in Section 3.4(a)(i).

“Corporation” shall have the meaning set forth in the opening paragraph of this Agreement.

“Director Indemnification Agreement” means the Director Indemnification Agreements, between the Corporation and each of the directors of the Corporation, in the form approved by the Board.

“Equity Securities” means all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise, convertible debt or units of equity and debt.

“Excluded Stock” shall have the meaning set forth in the Charter.

“First Offer” shall have the meaning set forth in Section 3.3(a)(i).

“First Offer Number” shall have the meaning set forth in Section 3.5(b).

“First Offeror” shall have the meaning set forth in Section 3.3(a).

“First Offer Period” shall have the meaning set forth in Section 3.5(a).

“Full Allotment” shall have the meaning set forth in Section 3.3(a)(iii).

“Fully-Diluted Basis” means the total issued and outstanding Common Stock of the Corporation assuming the exercise and conversion of all exercisable and convertible Equity Securities and the issuance of all shares of the Corporation’s Common Stock reserved for issuance under the Corporation’s equity incentive programs.

“Greenspring” means, collectively, Greenspring Global Partners I, L.P.; Greenspring Global Partners II, L.P.; Greenspring Global Partners II-A, L.P.; Greenspring Global Partners II-B, L.P.; Greenspring Global Partners III, L.P.; Greenspring Global Partners III-A, L.P.; Greenspring Global Partners III-B, L.P.; Greenspring Global Partners IV-A, L.P.; Greenspring Global Partners IV-B, L.P.; Greenspring Global Partners IV-C, L.P; and Greenspring Crossover Ventures I, L.P.

“Group” means:

(a) in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouse or lineal descendants of such Stockholder (or any guardian, trustee or custodian for the benefit of such Persons), (iii) all trusts for the benefit of such Stockholder, (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing and (v) all Affiliates of such Stockholder;

(b) in the case of any Stockholder that is a partnership, (i) such Stockholder, (ii) its current and former limited, special and general partners, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates and employees of and consultants to such Stockholder or any of its Affiliates; and

(c) in the case of any Stockholder which is a corporation or a limited liability company, (i) such Stockholder, (ii) its stockholders or members as the case may be, (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Stockholder.

“Joint Directors” shall have the meaning set forth in Section 2.1(b)(iv).

“Liquidation” means any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily or a Sale of the Corporation.

“Majority Holders” shall mean the holders of a majority of the Equity Securities of the Corporation, including (i) as long as at least 681,818 shares of Series G Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the holders of at least a majority of the outstanding Series G Investor Shares, (ii) as long as at least 356,012 shares of Series F Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the holders of at least a majority of the outstanding Series F Investor Shares, and (iii) as long as at least 681,597 shares of Series E Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the holders of at least a majority of the outstanding Series E Investor Shares.

“Management Stockholder” means Scott Dorsey, Robert Compton and the Peter D. McCormick Trust dated August 13, 2009 (for purposes of this Agreement, “McCormick”).

“New Securities” means all Equity Securities other than Excluded Stock and the Series G Preferred Stock issued under the Purchase Agreement.

“Non-Competitor” means a Person that is not in the business of providing or selling any services or products which are the same as, or substantially similar to, any services or products primarily provided or sold by the Corporation or otherwise engaged in a business that is primarily the same as, or substantially similar to, the business of the Corporation as determined by the disinterested members of the Board.

“Offer” shall have the meaning set forth in Section 3.5(a).

“Offered Shares” shall have the meaning set forth in Section 3.3(a)(i).

“Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

“Prior Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Pro Rata Amount” means, with respect to any Stockholder, the quotient obtained by dividing (i) the number of shares of Common Stock held by such Stockholder by (ii) the aggregate number of shares of Common Stock held by all Stockholders or class of Stockholders (as applicable), assuming in each case the conversion or exchange of all Equity Securities by their terms convertible into or exchangeable for Common Stock.

“Purchase Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Purchase Notice” shall have the meaning set forth in Section 3.5(b).

“Registration Rights Agreement” shall have the meaning set forth in Section 3.2(a).

“Rights Holder” shall mean, at the time of Transfer, (i) each Series G Investor, (ii) each Series F Investor; (iii) each Series E Investor; (iv) each Series D Investor for so long as such Series D Investor holds at least twenty percent (20%) of the shares of Series D Preferred Stock purchased by such Series D Investor pursuant to the November 2006 SPA, the May 2009 SPA or the November 2009 SPA (each as defined in the Charter); (v) each Management Stockholder; and (vi) each Stockholder (other than the Series G Investors, Series F Investors, Series E Investors, Series D Investors and Management Stockholders) holding at least five percent (5%) of the Common Stock of the Corporation, on a Fully-Diluted Basis.

“Sale of the Corporation” shall mean (i) any merger or consolidation of the Corporation into or with another entity (except one in which the holders of the Equity Securities of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the equity securities of the surviving corporation in substantially the same proportions and with substantially identical relative rights, preferences, privileges and restrictions), (ii) any sale, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation, (iii) any other transaction or series of transactions pursuant to, or as a result of, which a single Person (or group of affiliated Persons) acquires (from the Corporation or directly from the equity holders of the Corporation) or holds Equity Securities of the Corporation representing a majority of the Corporation’s outstanding voting power or (iv) a sale, transfer, exclusive license or other disposition (in one or more transactions) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitute all or substantially all of the consolidated assets of the Corporation.

“Scale Director” shall have the meaning set forth in Section 2.1(b)(ii)(B).

“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation, par value $0.001 per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Corporation, par value $0.001 per share.

“Series D Investors” means the Persons designated on Annex I hereto as “Series D Investors” and any Transferee of such Persons who or which agrees in writing to be treated as a Series D Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Series D Preferred Stock” means the Series D Preferred Stock of the Corporation, par value $0.001 per share.

“Series E Investors” means the Persons designated on Annex I hereto as “Series E Investors” and any Transferee of such Persons who or which agrees in writing to be treated as a Series E Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Series E Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Series E Investors.

“Series E Preferred Stock” means the Series E Preferred Stock of the Corporation, par value $0.001 per share.

“Series E/F/G Full Allotment” shall have the meaning set forth in Section 3.3(a)(iv).

“Series F Investors” means the Persons designated on Annex I hereto as “Series F Investors” and any Transferee of such Persons who or which agrees in writing to be treated as a Series F Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Series F Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Series F Investors.

“Series F Preferred Stock” means the Series F Preferred Stock of the Corporation, par value $0.001 per share.

“Series G Investors” means the Persons designated on Annex I hereto as “Series G Investors” and any Transferee of such Persons who or which agrees in writing to be treated as a Series G Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Series G Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Series G Investors.

“Series G Preferred Stock” shall have the meaning set forth in the Preamble to this Agreement.

“Shares” means all Equity Securities held at any time during the term of this Agreement by any Stockholder. Any reference to a number of “Shares” shall treat each share of Preferred Stock as the number of shares of Common Stock into which it is then convertible pursuant to the Charter and any warrants or convertible securities as the number of shares of Preferred Stock or Common Stock for which it is then exercisable or convertible.

“Stockholders” means the stockholders identified on Annex I hereto, including without limitation the holders of Common Stock, holders of Series A Preferred Stock, holders of Series B Preferred Stock, Series D Investors, Series E Investors, Series F Investors, Series G Investors and Management Stockholders, and includes any Transferee of any such Person who or which agrees in writing to be treated as a Stockholder hereunder pursuant to Section 3.1 and to be bound by the terms and comply with all applicable provisions hereof.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose Equity Securities or voting securities are directly or indirectly owned or controlled by such Person.

“Tag-Along Notice” shall have the meaning set forth in Section 3.4(c).

“TCV” means, collectively, TCV VII, L.P., TCV VII (A), L.P. and TCV Member Fund, L.P.

“TCV Director” shall have the meaning set forth in Section 2.1(b)(i).

“Termination Date” means the earlier to occur of: (i) immediately before the consummation of a firm commitment underwritten public offering of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), with gross proceeds to the Corporation of at least $75,000,000 (other than a registration relating solely to the sale of securities of participants in a Corporation stock plan or a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act) and (ii) the closing of a Liquidation.

“Third Party” means, with respect to any Stockholder, any Person that is not (i) the Corporation or (ii) a member of the Group of such Stockholder.

“Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Shares, either voluntarily or involuntarily and with or without consideration excluding any (i) transfers to the Corporation by employees, consultants or other service providers of the Corporation upon a termination of employment or other consulting or similar engagement or (ii) transfers to the Corporation by any Stockholders.

“Transferee” means any Person to whom a Stockholder shall Transfer Shares.

“Transferor” means any Person who Transfers Shares.

ARTICLE II.

BOARD REPRESENTATION

2.1. Board Representation.

(a) The Corporation and the Stockholders shall take such corporate actions as may be required to ensure that (i) the number of directors constituting the Board is at all times at least seven (7), and (ii) the presence of four directors (including one director nominated under Section 2.1(b)(i) and one director nominated under Section 2.1(b)(ii)(A)) is required to constitute a quorum of the Board.

(b) Subject to Section 2.1(e) below and Section 6(b) of Article Fourth of the Charter, if applicable:

(i) for so long as at least 356,012 shares of Series F Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the holders of a majority of the Series F Preferred Stock, voting as a separate class, shall be entitled (A) to elect one individual nominated by TCV to the Board to serve as director, who initially shall be David Yuan (the “TCV Director”) until his respective successor is elected and qualified, (B) to elect each successor to the TCV Director as nominated by TCV, and (C)

to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B);

(ii) for so long as at least 681,597 shares of Series E Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the holders of a majority of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors as follows:

(A) Battery Ventures VIII, L.P. shall be entitled, for so long as such Stockholder and its Affiliates continue to own beneficially at least fifty percent (50%) of the shares of Series E Preferred Stock purchased by such Stockholder on the Series E Original Issue Date (as defined in the Charter): (1) to nominate one individual to the Board to serve as director, who initially shall be Michael Brown (the “Battery Director”) until his respective successor is elected and qualified, (2) to nominate the successor to the Battery Director, and (3) to direct the removal from the Board of any director nominated under the foregoing clauses (1) or (2); and

(B) Scale Venture Partners III, L.P. shall be entitled, for so long as such Stockholder and its Affiliates continue to own beneficially at least fifty percent (50%) of the shares of Series E Preferred Stock purchased by such Stockholder on the Series E Original Issue Date: (1) to nominate one individual to the Board to serve as director, who initially shall be Rory O’Driscoll (the “Scale Director”) until his respective successor is elected and qualified, (2) to nominate the successor to the Scale Director, and (3) to direct the removal from the Board of any director nominated under the foregoing clauses (1) or (2).

To the extent that either of clauses (A) and (B) above shall not be applicable, any director who would otherwise have been designated in accordance with the terms thereof shall instead be nominated and elected by the holders of a majority of the shares of Series E Preferred Stock then outstanding.

(iii) the holder(s) of a majority of all shares of Common Stock shall be entitled: (A) to nominate two individual(s) to the Board to serve as directors, who initially shall be Scott Dorsey and Scott Maxwell (the “Common Stockholder Directors”) until their respective successors are elected and qualified, (B) to nominate each successor to the Common Stockholder Directors, and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); and

(iv) at each election of directors in which the holders of Common Stock and holders of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, are entitled to elect directors of the Corporation, the Stockholders shall vote all of their respective Shares so as to elect individuals acceptable to and designated by mutual agreement of each of the other members then serving on the Corporation’s Board (the “Joint Directors”). Initially, the Joint Directors shall be Timothy Maudlin and Matthew Ferguson.

For the avoidance of doubt, the holders of Series A Preferred Stock and Series B Preferred Stock shall not, as a single, separate class, be entitled to nominate an individual to the Board to serve as a director.

(c) One authorized representative of Greenspring shall be entitled to attend each meeting of the Board as an observer and shall be given timely notice of the Board meeting in the same manner and at the same time that the directors of the Corporation are given notice of such meeting; provided that the Board, acting in the best interest of the Corporation or upon the advice of corporate legal counsel, may, in its sole discretion, exclude any such observer from any meeting or portion thereof (including, without limitation, in order to protect confidential information not known by the observer or to protect the attorney-client privilege). Such observer shall receive the same written information (including, without limitation, reports, financial statements and notices, but excluding any written information that may breach or waive a privilege) as is provided to the directors in connection with such meeting; provided further that such observer shall enter into a confidentiality and non-disclosure agreement acceptable to the Corporation if not already subject to such agreement.

(d) In the event that (A) TCV and/or its Affiliates continues to own any Series F Investor Shares or Series G Investor Shares, (B) Battery Ventures VIII, L.P. and/or its Affiliates continues to own any Series E Investor Shares or Series G Investor Shares, and/or (C) Scale Venture Partners III, L.P. and/or its Affiliates continues to own any Series E Investor Shares or Series G Investor Shares, but such Stockholder is no longer entitled to designate such director set forth above in Section 2.1(b)(i) and/or (ii), as applicable, one authorized representative of such Stockholder shall be entitled to attend each meeting of the Board as an observer and shall be given timely notice of the Board meeting in the same manner and at the same time that the directors of the Corporation are given notice of such meeting; provided that the Board, acting in the best interest of the Corporation or upon the advice of corporate legal counsel, may, in its sole discretion, exclude any such observer from any meeting or portion thereof (including, without limitation, in order to protect confidential information not known by the observer or to protect the attorney-client privilege). Each such observer shall receive the same written information (including, without limitation, reports, financial statements and notices, but excluding any written information that may breach or waive a privilege) as is provided to the directors in connection with such meeting; provided further that each such observer shall enter into a confidentiality and non-disclosure agreement acceptable to the Corporation if not already subject to such agreement.

(e) Each nomination or any proposal to remove from the Board any director shall be made by delivering to the Corporation a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Stockholders. Any director of the Corporation may be removed from the Board in the manner allowed by law and the Charter and By-Laws of the Corporation, but with respect to any director nominated pursuant to this Section 2.1, notwithstanding Section 141(k) of the General Corporation Law of the State of Delaware, such director shall be removed only upon a good faith determination that such director’s continued service on the Board would not be in the best interests of the Corporation and its stockholders, and, provided further, that the Stockholders agree not to exercise their right to remove such director solely as a result of such director’s nomination by a specific Stockholder. Notice of any proposal to remove a director from the Board pursuant to the preceding sentence shall be delivered to the director to be removed at least two (2) business days prior to the taking of the corporate action to effect such removal.

(f) The Corporation shall execute and deliver a Director Indemnification Agreement in favor of any other Persons who shall become directors after the date hereof.

2.2. Voting Agreement. Subject to Section 6(b) of Article Fourth of the Charter, each Stockholder shall vote all Shares held by such Stockholder for the election to the Board of all individuals nominated in accordance with Section 2.1 and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1 and shall take all actions required on its behalf to give effect to the agreements set forth in this Section 2.2. Each Stockholder agrees to vote, or cause to be voted, all Shares held by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the directors shall be elected in accordance with Section 2.1.

2.3. Interim Director. The Corporation shall notify each Stockholder of the occurrence of any vacancy in any seat of the Board. If the Stockholders entitled to nominate a successor to fill such vacancy fail to do so within fifteen (15) days after delivery of such notice, such vacancy may be filled in accordance with the By-laws of the Corporation until a successor has been nominated and elected to the Board in accordance with Sections 2.1 and 2.2.

2.4. Committees; Subsidiaries.

(a) Each Stockholder shall use all reasonable efforts to cause each director of the Corporation nominated by such Stockholder to take such corporate actions as may be reasonably required to ensure that (i) the Board has at all times a compensation committee and an audit committee, (ii) one director nominated under Section 2.1(b)(i) shall have the right, but not the obligation, to be appointed to each such committee, and (iii) one director nominated under Section 2.1(b)(ii)(A) shall be appointed to each such committee. The Compensation Committee shall approve all increases in executive compensation, executive bonuses and all option grants (including the vesting schedules with respect to such option grants). The Audit Committee shall approve the engagement of the Corporation’s auditors and approve the audit prior to its issuance each year.

(b) Upon the request of either TCV or Battery Ventures VIII, L.P., the Corporation and each Stockholder shall take, and each Stockholder shall use all reasonable efforts to cause each director of the Corporation nominated by such Stockholder to take, such corporate actions as may be reasonably required to ensure that the composition of the board of directors of all direct and indirect Subsidiaries of the Corporation is identical to the composition of the Board.

2.5. Meetings; Expenses; Compensation.

(a) The Corporation shall convene meetings of the Board at least once every three (3) months. Upon any failure by the Corporation to convene any meeting required by this Section 2.5(a), a director nominated under Section 2.1(b)(i) and/or Section 2.1(b)(ii)(A) shall be empowered to convene such meeting.

(b) The Corporation shall reimburse each director and observer who is not an employee of the Corporation for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with the attendance of meetings of the Board or any committee thereof or the performance of his or her duties.

2.6. Protective Provisions.

(a) For so long as either 681,597 shares of Series E Preferred Stock, 356,012 shares of Series F Preferred Stock or 681,818 shares of Series G Preferred Stock (each as adjusted for stock splits, dividends and the like) remain outstanding, the Corporation shall not, without first obtaining the written approval of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, voting together as a single class and on an as converted to Common Stock basis, take such actions as are described in Section 5(a) of Article Fourth of the Charter in accordance with Section 5(a) of Article Fourth of the Charter.

(b) For so long as at least 681,597 shares of Series E Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, take such actions as are described in Section 5(b) of Article Fourth of the Charter in accordance with Section 5(b) of Article Fourth of the Charter.

(c) For so long as at least 356,012 shares of Series F Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the Corporation shall not, without first obtaining the written approval of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, take such actions as are described in Section 5(c) of Article Fourth of the Charter in accordance with Section 5(c) of Article Fourth of the Charter.

(d) For so long as at least 681,818 shares of Series G Preferred Stock (as adjusted for stock splits, dividends and the like) remain outstanding, the Corporation shall not, without first obtaining the written approval of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock, take such actions as are described in Section 5(d) of Article Fourth of the Charter in accordance with Section 5(d) of Article Fourth of the Charter.

2.7. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

2.8. Grant of Proxy. Upon the failure of any Stockholder to vote its Shares in accordance with the terms of this Agreement, such Stockholder hereby grants to a stockholder designated by the Board a proxy coupled with an interest in all Shares owned by such Stockholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 2.8 is amended to remove such grant of proxy in accordance with Section 4.6 hereof, to vote all such Shares in the manner provided in Section 2 and Section 3 hereof.

2.9. No Liability for Election of Recommended Directors. Neither any party to this Agreement, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

ARTICLE III.

SHARES

3.1. Future Stockholders. The Corporation shall require each member of senior management of the Corporation that acquires Equity Securities after the date hereof and each Person that acquires Equity Securities entitling them either directly or indirectly to hold (in the aggregate based on the total Equity Securities held by such Person in the aggregate at the time of such acquisition) more than two percent (2%) of the Common Stock of the Corporation (on a Fully-Diluted Basis) after the date hereof, as a condition to the effectiveness of such acquisition, to execute a counterpart to this Agreement, agreeing to be treated as (a) a “Series G Investor”, if such Person acquires Series G Preferred Stock or Equity Securities convertible, exchangeable or exercisable for Series G Preferred Stock from the Corporation or an existing Series G Investor hereunder; (b) a “Series F Investor”, if such Person acquires Series F Preferred Stock or Equity Securities convertible, exchangeable or exercisable for Series F Preferred Stock from the Corporation or an existing Series F Investor hereunder; (c) a “Series E Investor”, if such Person acquires Series E Preferred Stock or Equity Securities convertible, exchangeable or exercisable for Series E Preferred Stock from the Corporation or an existing Series E Investor hereunder; (d) a “Series D Investor”, if such Person acquires Series D Preferred Stock or Equity Securities convertible, exchangeable or exercisable for Series D Preferred Stock from the Corporation or an existing Series D Investor hereunder; or (e) a “Stockholder”, if such Person acquires Common Stock or any other series of Preferred Stock or Equity Securities convertible, exchangeable or exercisable for Common Stock or any other series of Preferred Stock from the Corporation or an existing Stockholder hereunder, whereupon such Person shall be bound by, and entitled to the benefits of and the provisions of this Agreement relating to Series G Investors, Series F Investors, Series E Investors, Series D Investors, or Stockholders, as the case may be. Notwithstanding anything to the contrary in this Section 3.1, no consent shall be necessary to add additional Persons as signatories to this Agreement.

3.2. Limitations on Transfers.

(a) No Transfer of any Shares by any Stockholder shall become effective unless and until the Transferee (unless already subject to this Agreement) executes and delivers to the Corporation a counterpart to this Agreement, agreeing to be treated in the same manner as the Transferring Stockholder. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred

Shares in the same manner as the transferring Stockholder. Any Transfer of Shares by any Stockholder not in accordance with the terms and conditions of this Agreement shall be void. If not otherwise a party to the Fourth Amended and Restated Registration Rights Agreement, dated as of the date hereof among the Corporation and the other parties thereto (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”), each Stockholder shall comply and be bound by Section 5 of the Registration Rights Agreement.

(b) No Stockholder shall be permitted to Transfer any Shares in connection with a Liquidation or participate in any transaction constituting a Liquidation unless all of the Stockholders receive the appropriate amounts that they are entitled to receive pursuant to the Charter in connection with such Liquidation.

(c) Each Stockholder that is an entity that was formed for the sole purpose of directly or indirectly acquiring Shares or that has no substantial assets other than Shares or direct or indirect interests in Shares agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on transfer of shares as if such common stock or other equity interests were Shares and (ii) no shares of such common stock or other equity interests may be transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Shares.

3.3. Right of First Refusal.

(a) If any Stockholder (other than any Series E Investor, any Series F Investor or any Series G Investor proposing to Transfer Shares to a Non-Competitor) (a “First Offeror”) proposes to Transfer any Shares to any Third Party, the First Offeror shall, before such Transfer:

(i) Deliver to the Corporation and the Rights Holders (other than McCormick) an offer (the “First Offer”) to Transfer such Shares upon the terms set forth in this Section 3.3(a), including (A) the number of Shares to which the First Offer relates (the “Offered Shares”) and the name of the First Offeror, (B) the name and address of the proposed offeree (the “First Offeree”), (C) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the First Offeror as may be reasonably necessary for the Corporation and the Rights Holders to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment offered.

(ii) The Corporation shall have the first right and option, for a period of eight (8) days after delivery of the First Offer by the First Offeror, to accept all (but not less than all) of the Offered Shares at the purchase price and on the terms stated in the First Offer. To exercise its right under this Section 3.3(a)(ii), the Corporation must deliver a binding notice (the “Acceptance Notice”) to the First Offeror in writing within such eight (8) day period. If the Corporation does not intend to exercise its first right and option with respect to the First Offer, the Corporation shall give notice (the “Rejection Notice”) to the First Offeror and the Rights Holders to that effect no later than eight (8) days after delivery of the First Offer by the First Offeror; provided, however, that failure by the Corporation to give either an Acceptance Notice or a Rejection Notice, as applicable, to the First Offeror within eight (8) days after delivery of the First Offer by the First Offeror will be deemed an election by it not to exercise its first right and option pursuant to this Section 3.3(a)(ii).

(iii) Subject to Section 3.3(a)(iv), the Rights Holders shall have the second right and option (“Second Right”), for a period of sixteen (16) days after delivery of the Rejection Notice by the Corporation (or the deemed election by the Corporation not to exercise its first right and option due to the failure by the Corporation to deliver such Rejection Notice within the time period specified in Section 3.3(a)(ii) above), to purchase all (but not less than all) of the Offered Shares, at the purchase price and on the terms stated in the First Offer, that were not purchased by the Corporation as provided in Section 3.3(a)(ii). Any Rights Holder may exercise its Second Right and purchase its Pro Rata Amount (based on the number of Shares held by all Rights Holders (other than the First Offeror)) of all Offered Shares not purchased by the Corporation (with respect to each Rights Holder, its “Full Allotment”) by delivering to the First Offeror an Acceptance Notice in writing within such sixteen (16) day period; provided, however, that in the event that any Rights Holder elects not to purchase its Full Allotment (a “Declining Rights Holder”), all other Rights Holders so electing to purchase their Full Allotment (each, an “Electing Rights Holder”) shall be obligated (in a manner to be mutually agreed upon by such Electing Rights Holders) to purchase the Shares not purchased by the Declining Rights Holder. In the event that the Electing Rights Holders are unable to reach an agreement with respect to the purchase by the Electing Rights Holders of the Offered Shares not purchased by the Declining Rights Holder within the time period specified in Section 3.3(a)(ii) above) such that all (but not less than all) of the Offered Shares are purchased pursuant the Second Right, such failure to agree by the Electing Rights Holders will be deemed an election by all of the Rights Holders not to exercise their Second Right pursuant to this Section 3.3(a)(iii). Failure by any Rights Holder to give the Acceptance Notice to the First Offeror within such sixteen (16) day period after delivery of the Rejection Notice by the Corporation (or the deemed election by the Corporation not to exercise its first right and option due to the failure by the Corporation to deliver such Rejection Notice within the time period specified in Section 3.3(a)(ii) above) will be deemed an election by such Rights Holder not to exercise its Second Right pursuant to this Section 3.3(a)(iii).

(iv) Notwithstanding the foregoing, in the event that the First Offeror is a Management Stockholder, the Series G Investors, the Series F Investors and the Series E Investors shall have the right and option before any other Rights Holders, for a period of eight (8) days after delivery of the Rejection Notice by the Corporation, to purchase all or any portion of the Offered Shares, at the purchase price and on the terms stated in the First Offer, that were not purchased by the Corporation as provided in Section 3.3(a)(ii). Any Series G Investor, Series F Investor or Series E Investor may exercise its right and purchase its Pro Rata Amount (based on the number of Shares held by all Series G Investors, Series F Investors and Series E Investors) of all Offered Shares not purchased by the Corporation (with respect to each Series G Investor, Series F Investor and Series E Investor, its “Series E/F/G Full Allotment”) by delivering to the First Offeror an

Acceptance Notice in writing within such eight (8) day period. Failure by any Series G Investor, any Series F Investor or any Series E Investor to give such Acceptance Notice to the First Offeror within such time period will be deemed an election by such Series G Investor, Series F Investor or Series E Investor, as the case may be, not to exercise its right. If any Series G Investor, Series F Investor or Series E Investor does not intend to exercise its right, such Series G Investor, Series F Investor or Series E Investor, as the case may be, shall give notice to the First Offeror, any other Series G Investor, any other Series F Investor, any other Series E Investor and the Rights Holders (other than the Series G Investors, the Series F Investors and the Series E Investors) to that effect no later than eight (8) days after delivery of the Acceptance Notice or Rejection Notice, as applicable, by the Corporation. Each Series G Investor, each Series F Investor and each Series E Investor purchasing its Series E/F/G Full Allotment may also purchase its Pro Rata Amount (based on the number of Shares held by all Series G Investors, Series F Investors and Series E Investors) of any Shares not so purchased. For the avoidance of doubt, in the event that the First Offeror is a Management Stockholder and any Offered Shares are not purchased by the Series G Investors, the Series F Investors and the Series E Investors as provided in this Section 3.3(a)(iv), such remaining Offered Shares may be purchased by the other Rights Holders in accordance with Section 3.3(a)(iii).

(v) After the delivery of the Acceptance Notice pursuant to either Section 3.3(a)(ii), (iii) or (iv), as applicable, the (A) First Offeror and (B) the Corporation or the Rights Holders, as applicable, shall, so long as such parties continue to work in good faith to consummate a Transfer on the terms set forth in the First Offer, have twenty (20) days to consummate the Transfer.

(vi) The First Offeror may Transfer any or all of the Offered Shares not purchased by the Corporation or the Rights Holders, on terms and conditions no more favorable to the First Offeree than are described in the First Offer, within 60 days after expiration of the applicable time periods referred to in Section 3.3(a)(ii), (iii), (iv) and (v) above. If such Transfer is not made within such 60-day period, the restrictions provided for in this Section 3.3 shall again become effective.

(b) For purposes of this Section 3.3, each Rights Holder may aggregate his, her or its Pro Rata Amount among other Rights Holders in his, her or its Group to the extent that such other Rights Holders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

3.4. Co-Sale Rights.

(a) To the extent the Corporation and the Rights Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Section 3.3, then the First Offeror (a “Co-Sale Offeree” for purposes of this Section 3.4) proposing to Transfer any Shares to any First Offeree (the “Co-Sale Offeror” for purposes of this Section 3.4) shall, at least 30 days before such Transfer:

(i) Deliver a notice (the “Co-Sale Notice”) to the Rights Holders (other than Scott Dorsey and McCormick) (collectively, the “Co-Sale Rights Holders” for purposes of this Section 3.4) that sets forth substantially the same information as the First Offer in Section 3.3(a)(i) hereof; provided, however, that such Co-Sale Notice shall indicate that the Co-Sale Offeror has been informed of the co-sale rights provided for in this Section 3.4 and has agreed to purchase Shares in accordance with the terms hereof.

(ii) The Co-Sale Offeree shall not Transfer any Shares to the Co-Sale Offeror unless the Co-Sale Rights Holders are permitted to Transfer their respective Pro Rata Amount (based upon the aggregate number of Shares of the Corporation outstanding at such time and held by all Co-Sale Rights Holders (other than the Co-Sale Offeror)) of the aggregate number of Shares to which the Co-Sale Offer relates.

(b) The Co-Sale Offeree shall, in addition to complying with the provisions of this Section 3.4, comply with the other provisions of this Article III (it being understood that the notice contemplated by Section 3.3(a)(i) and the Co-Sale Notice contemplated by this Section 3.4 may be included in a single notice).

(c) Within 30 days after delivery of the Co-Sale Notice, each Co-Sale Rights Holder may elect to participate in the proposed Transfer by delivering to such Co-Sale Offeree a notice (the “Tag-Along Notice”) specifying the number of Shares (up to his, her or its Pro Rata Amount (based upon the aggregate number of Shares of the Corporation outstanding at such time and held by all Co-Sale Rights Holders (other than the Co-Sale Offeror)) with respect to which such Co-Sale Rights Holder shall exercise his, her or its rights under this Section 3.4. For purposes of this Section 3.4, each Co-Sale Rights Holder may aggregate his, her or its Pro Rata Amount among other Co-Sale Rights Holders in his, her or its Group to the extent that such other Co-Sale Rights Holders in his, hers or its Group do not elect to sell their respective Pro Rata Amounts.

(d) Any Shares requested to be included in any Co-Sale Notice shall be Transferred on at least the same terms and conditions as are set forth in the Co-Sale Notice.

(e) The Co-Sale rights contained in this Section 3.4 shall not apply to Transfers made to members of the Transferor’s Group, provided that the Transferee agrees to be bound by the restrictions of this Agreement.

3.5. Preemptive Rights.

(a) If the Corporation proposes to offer New Securities to any Person, the Corporation shall, before such offer, deliver to the Rights Holders an offer (the “Offer”) to issue to the Rights Holders such New Securities upon the terms set forth in this Section 3.5. The Offer shall state that the Corporation proposes to issue New Securities and specify their number and terms (including purchase price). The Offer shall remain open and irrevocable for a period of 30 days (the “First Offer Period”) from the date of its delivery.

(b) Each Rights Holder may accept the Offer by delivering to the Corporation a notice (the “Purchase Notice”) within the First Offer Period. The Purchase Notice shall state the number (the “First Offer Number”) of New Securities such Rights Holder desires to purchase. If the sum of all First Offer Numbers exceeds the number of New Securities, the New Securities shall be allocated among the Rights Holders that delivered a Purchase Notice in accordance with their respective Pro Rata Amount (based on the aggregate number of Shares of the Corporation outstanding at the time of the Offer and held by all Rights Holders). The Corporation shall promptly, in writing, inform each Rights Holder that elects to purchase all of the New Securities available to it (a “Fully-Exercising Holder”) of any other Rights Holder’s failure to do likewise. During the 5 day period commencing after such information is given, each Fully-Exercising Holder may elect to purchase that portion of the New Securities for which Rights Holders were entitled to subscribe, but which were not subscribed for by the Rights Holders (the “Unsubscribed Shares”), that is equal to the proportion that the number of Shares issued and held by such Fully Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Holders who wish to purchase some of the Unsubscribed Shares.

(c) The issuance of New Securities to the Rights Holders who delivered a Purchase Notice shall be made on a business day, as designated by the Corporation, not less than 10 and not more than 30 days after expiration of the First Offer Period on those terms and conditions of the Offer not inconsistent with this Section 3.5.

(d) If the number of New Securities exceeds the sum of all First Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions of the Offer to any Person within 90 days after expiration of the First Offer Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.5 shall again become effective.

(e) For purposes of this Section 3.5, each Rights Holder may aggregate his, her or its Pro Rata Amount among other Rights Holders in his, her or its Group to the extent that other Rights Holders in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

3.6. Approved Sale; Sale of the Corporation.

(a) At any time that the Majority Holders propose a Sale of the Corporation, such Majority Holders shall be entitled to deliver notice to the Corporation that such Majority Holders desire the Corporation and/or the Stockholders to enter into agreements with one or more Persons that would result in a Sale of the Corporation (an “Approved Sale”), whereupon all Stockholders and the Corporation shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of the Corporation, each Stockholder shall, and hereby agrees to, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and instruct the Board to vote in favor of such Approved Sale, or (B) a sale of shares of capital stock, each Stockholder shall, and hereby agrees to, agree to sell their Shares on the terms and conditions approved by such Majority Holders. All Stockholders and the Corporation shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) subject to the provisions of Section 3.6(b), provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below. The Stockholders shall not be required to comply with, and shall have no rights under, Section 3.1 through 3.5 in connection with any Approved Sale.

(b) The Corporation shall provide the Stockholders with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof. Upon the consummation of the Approved Sale, each Stockholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Corporation in a Liquidation; and

(i) if any Stockholders of a class of Shares are given an option as to the form and amount of consideration to be received with respect to Shares in a class, all holders of Shares of such class will be given the same option;

(ii) no Stockholder shall be obligated to pay more than his or its pro rata amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Corporation or the acquiring party (expenses incurred by or on behalf of a Stockholder for its or his sole benefit not being considered expenses incurred for the benefit of all Stockholders); and

(iii) in the event that the Stockholders are required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities on a several basis concerning each Stockholder’s valid ownership of his or its Shares, free of all liens and encumbrances, enforceability and each Stockholder’s authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement), then each Stockholder shall not be liable for more than his or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Stockholder (net of broker fees) from such purchaser for his or its Shares (including the exercise price thereof), and, to the extent that an indemnification escrow has been established, such liability shall be satisfied solely out of any funds escrowed for such purpose prior to recourse against such Stockholder.

3.7. Delivery of Financial Statements. The Corporation shall deliver to (i) each Series E Investor, for so long as such Series E Investor holds any shares of Series E Preferred Stock, (ii) each Series F Investor for so long as such Series F Investor holds any shares of Series F Preferred Stock, and (iii) each Series G Investor for so long as such Series G Investor holds any shares of Series G Preferred Stock, the following financial information:

(a) as soon as practicable after the end of each fiscal year of the Corporation and in any event within one hundred twenty (120) days thereafter, an income statement for such fiscal year, a balance sheet of the Corporation as of the end of such year, a statement of stockholder’s equity as of the end of such year and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) (except as noted therein or as disclosed to the recipients thereof) and audited and certified by independent public accountants of nationally recognized standing selected by the Board;

(b) as soon as practicable after the end of each fiscal quarter of the Corporation and in any event within forty-five (45) days thereafter, an unaudited income statement, balance sheet and statement of cash flows for and as of the end of such quarter, such unaudited financial statements to be in reasonable detail and prepared in accordance with GAAP (except as noted therein or as disclosed to the recipients thereof) with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made;

(c) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, an unaudited income statement, balance sheet and statement of cash flows for and as of the end of such month, such unaudited financial statements to be in reasonable detail and prepared in accordance with GAAP (except as noted therein or as disclosed to the recipients thereof) with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made;

(d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan (together with financial projections) for the next fiscal year detailed on a monthly basis and in a form reasonably acceptable to a majority of the Board (including the Battery Director and the TCV Director);

(e) with respect to the financial statements called for in Section 3.7(a), Section 3.7(b) and Section 3.7(c), an instrument executed by the chief financial officer and chief executive officer of the Corporation certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.7(a), Section 3.7(b) and Section 3.7(c)) and fairly present the financial condition of the Corporation and its results of operation for the periods specified therein; and

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Corporation as any Series E Investor, Series F Investor or Series G Investor may from time to time reasonably request; provided, however, that the Corporation shall not be obligated under this Section 3.7(f) to provide information that the Corporation reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Corporation).

If, for any period, the Corporation has any Subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated Subsidiaries.

3.8. Inspection Rights/Maintenance of Records. The Corporation shall permit each Series G Investor, each Series F Investor and each Series E Investor, at such Stockholder’s expense, to visit and inspect the Corporation’s properties, to examine its books of account and records and to discuss the Corporation’s affairs, finances and accounts with its officers, all at such reasonable times and as often as may be reasonably requested by such Stockholder; provided, however, that the Corporation shall not be obligated under this Section 3.8 to provide access to any information that it reasonably deems in good faith to be a trade secret or similar confidential or proprietary information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Corporation). The Corporation will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under GAAP consistently applied.

3.9. Confidentiality. Subject to Article Twelfth of the Charter, each Series G Investor, each Series F Investor and each Series E Investor agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than in connection with its investment in the Corporation) any confidential information obtained from the Corporation pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.9 by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder, without use of the Corporation’s confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that a Series G Investor, a Series F Investor and a Series E Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its investment in the Corporation; (ii) to any existing Affiliate, partner, limited partner, general partner, former partners or members who retained an economic interest in such Stockholder, current or prospective partner of the partnership or any subsequent partnership under common investment management, member or management company of such Stockholder (or any employee or representative of any of the foregoing), stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iii) to a prospective Third Party purchaser of Series G Investor Shares, Series F Investor Shares or Series E Investor Shares, as the case may be, so long as such prospective Third Party purchaser is a Non-Competitor and has executed a non-disclosure agreement in form and substance acceptable to the Corporation; or (iv) as may otherwise be required by law, provided that such Stockholder promptly notifies the Corporation of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.10. Insurance.

(a) The Corporation will keep its insurable properties insured, upon reasonable business terms, against liability and the perils of casualty, fire, business interruption, and extended coverage in commercially reasonable amounts of coverage to the extent customarily maintained by companies in the same or similar business, and of similar size, as the Corporation. The Corporation will also maintain with such insurers insurance against other hazards and risks and liability to persons and property in commercially reasonable amounts and to the extent and in the manner customary for companies engaged in the same or similar business and of similar size, including errors and omissions liability insurance.

(b) The Corporation shall maintain sound and reputable Directors and Officers insurance in an amount reasonably acceptable to a majority of the Board (including the TCV Director and the Battery Director). The Corporation will use its best efforts to cause such insurance policy to be maintained until such time as a majority of the Board (including the TCV Director and the Battery Director) determines that such policy should be discontinued. Such policy shall name the Corporation as loss payee and shall not be cancelable by the Corporation without prior approval of a majority of the Board (including the TCV Director and the Battery Director).

3.11. Holdback Agreement. In connection with the Corporation’s initial registration of shares of its Common Stock pursuant to a registration statement filed under the Securities Act (an “IPO”), each Stockholder that is not otherwise a party to the Registration Rights Agreement hereby agrees that he, she or it, shall not sell publicly, make any short sale of, or otherwise dispose publicly of, any shares of Common Stock held by such Stockholder (other than sales or dispositions to members of his, her or its Group and other than with respect to those shares of Common Stock included in such registration) without the prior written consent of the Corporation, for a period (the “Lockup Period”) designated by the Corporation in writing to the Stockholders, which period shall begin not more than 2 days prior to the date upon which the registration statement pursuant to an IPO shall have been declared effective (the “Registration Date”) and shall not last more than 180 days after the Registration Date; provided, however, that (a) the Lockup Period shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (b) all executive officers, directors and holders of one percent (1%) or more of the capital stock of the Corporation on a Fully-Diluted Basis must agree to a Lockup Period of at least the same duration and on substantially similar terms and (c) all parties subject to a Lockup Period shall only be released early from their obligations thereunder on a pro rata basis (after giving effect to respective registration rights “cut-back” provisions, as applicable, set forth in the Registration Rights Agreement). Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs; or (ii) prior to the expiration of the 180-day restricted period, the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this Section 3.11 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

ARTICLE IV.

MISCELLANEOUS

4.1. Termination. This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

4.2. Legend on Stock Certificates. Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF

SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A FOURTH AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT ENTERED INTO BY AND AMONG EXACTTARGET, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF EXACTTARGET, INC.”

4.3. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.4. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.5. Assignments; Successors and Assigns. Except in connection with any Transfer of Shares in accordance with this Agreement, the rights of each party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

4.6. Amendments; Waivers. This Agreement may only be modified or amended, and, except as otherwise specifically set forth herein, the observance of any term of this Agreement may only be waived (either generally or in a particular instance and either retroactively or prospectively), by an instrument in writing signed by (i) the Corporation, and (ii) the holders of at least a majority of the Shares held by all Stockholders voting together as a single class and on an as converted to Common Stock basis; provided, however, that any modification, amendment or waiver that adversely affects the rights or obligations of the Stockholders holding shares of Series G Preferred Stock in a manner adversely will require the separate approval of the Stockholders holding at least a majority of the outstanding shares of Series G Preferred Stock; and provided, further, that any modification, amendment or waiver that adversely affects the rights or obligations of the Stockholders holding shares of Series F Preferred Stock in a manner adversely will require the separate approval of the Stockholders holding at least a majority of the outstanding shares of Series F Preferred Stock; and provided further, that any modification, amendment or waiver that adversely affects the rights or obligations of the Stockholders holding shares of Series E Preferred Stock in a manner adversely will require the separate approval of the Stockholders holding at least a majority of the outstanding shares of Series E Preferred Stock; and provided further, that any modification, amendment or waiver that adversely affects the rights or obligations of the Stockholders holding shares of Series D Preferred Stock in a manner adversely will require the separate approval of the Stockholders holding at least a majority of the outstanding shares of Series D Preferred Stock. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver. Notwithstanding the foregoing, (i) Section 2.1(b)(i), Section 2.1(e), Section 2.2, Section 2.4, Section 3.6 and Section 4.6(i) of this Agreement shall not be amended or waived without the written consent of TCV (or its permitted assignees or transferees, as applicable, pursuant to the terms of this Agreement) as long as TCV (or its permitted assignees or transferees, as applicable, pursuant to the terms of this Agreement) continues to own beneficially at least 356,012 shares of Series F Preferred Stock (as adjusted for stock splits, dividends and the like), (ii) Section 2.1(b)(ii)(A), Section 2.1(e), Section 2.2, Section 2.4, Section 3.6 and Section 4.6(ii) of this Agreement shall not be amended or waived without the written consent of Battery Ventures VIII, L.P. (or its permitted assignees or transferees, as applicable, pursuant to the terms of this Agreement) as long as Battery Ventures VIII, L.P. (or its permitted assignees or transferees, as applicable, pursuant to the terms of this Agreement) continues to own beneficially at least fifty percent (50%) of the shares of Series E Preferred Stock purchased by such Stockholder on the Series E Original Issue Date, and (iii) Section 2.1(b)(ii)(B), Section 2.2 and Section 4.6(iii) of this Agreement shall not be amended or waived without the written consent of Scale Venture Partners III, L.P. (or its permitted assignees or transferees, as applicable, pursuant to the terms of this Agreement) as long as Scale Venture Partners III, L.P. (or its permitted assignees or transferees, as applicable, pursuant to the terms of this Agreement) continues to own beneficially at least fifty percent (50%) of the shares of Series E Preferred Stock purchased by such Stockholder on the Series E Original Issue Date. Any amendment and restatement of this Agreement made in accordance with this Section 4.6 shall be deemed adopted by, binding upon, and enforceable against each and every Stockholder, regardless of whether the Corporation obtains each such Stockholder’s signature to an amended and restated agreement.

4.7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.8. Execution by the Corporation. The Corporation, by its execution in the space provided below, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by Section 4.2 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Corporation upon written request from such holder to the Corporation at its principal office. The parties hereto do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by Section 4.2 hereof and/or failure of the Corporation to supply, free of charge, a copy of this Agreement, as provided under this Section 4.9, shall not affect the validity or enforcement of this Agreement.

4.9. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i) if to the Corporation, to:

ExactTarget, Inc.

20 N. Meridian Street, Suite 200

Indianapolis, IN 46204

Telephone: (317) 275-5440

Facsimile: (317) 275-5440

Attention: Scott Dorsey

with a copy to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Telephone: (317) 236-2394

Facsimile: (317) 592-4675

Attention: Steven K. Humke

(ii) if to the Stockholders, to their respective addresses set forth on Annex I hereto,

with a copy to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Telephone: (617) 345-1350

Facsimile: (866) 947-1550

Attention: Christopher P. Keefe

and:

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

850 Winter Street

Waltham, MA 02451

Telephone: (781) 795-3530

Facsimile: (877) 881-9317

Attention: Richard R. Hesp

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

4.10. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

4.11. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

4.12. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

4.13. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

4.14. Voting on “As Converted” Basis. Any provision hereof that entitles any holders of shares of Preferred Stock to consent or vote upon any matter, or take any action, based upon an “as converted” or similar basis shall be determined without giving effect to any conversion in respect of declared but unpaid dividends thereon.

4.15. Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned parties have executed this Fourth Amended and Restated Stockholders’ Agreement to be effective as of the date first written above.

“CORPORATION”

EXACTTARGET, INC.

By:	/S/ SCOTT DORSEY
Name: Scott Dorsey
Title: CEO

Signature Page to Fourth Amended and Restated Stockholders’ Agreement

“SERIES G INVESTORS”

TCV VII, L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, Ltd.

a Cayman Islands exempted company

By:	/S/ FREDERIC D. FENTON
Name: Frederic D. Fenton
Title: Attorney in Fact

TCV VII (A), L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, Ltd.

a Cayman Islands exempted company

By:	/S/ FREDERIC D. FENTON
Name: Frederic D. Fenton
Title: Attorney in Fact

TCV Member Fund, L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/S/ FREDERIC D. FENTON
Name: Frederic D. Fenton
Title: Attorney in Fact

Signature Page to Fourth Amended and Restated Stockholders’ Agreement

BATTERY VENTURES VIII, L.P.

By:	Battery Partners VIII, LLC, its General Partner

By:	/S/ MICHAEL BROWN
Name: Michael Brown Title: Member Manager

BATTERY VENTURES VIII SIDE FUND, L.P.

By:	Battery Partners VIII Side Fund, LLC, its General Partner

By:	/S/ MICHAEL BROWN
Name: Michael Brown Title: Member Manager

Signature Page to Fourth Amended and Restated Stockholders’ Agreement

SCALE VENTURE PARTNERS III, L.P.

By:	Scale Venture Management III, LLC
Its:	General Partner

By:	/s/ Rory O’Driscoll
Name: Rory O’Driscoll
Title: Managing Director

Signature Page to Fourth Amended and Restated Stockholders’ Agreement

GREENSPRING CROSSOVER VENTURES I, L.P.

By:	Greenspring Crossover I GP, L.P., its General Partner

By:	Greenspring Crossover I GP, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

GREENSPRING GLOBAL PARTNERS II, L.P. GREENSPRING GLOBAL PARTNERS II-A, L.P. GREENSPRING GLOBAL PARTNERS II-B, L.P.

By:	Greenspring General Partner II, L.P., its General Partner

By:	Greenspring GP II, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim Title: Managing Member

GREENSPRING GLOBAL PARTNERS III, L.P. GREENSPRING GLOBAL PARTNERS III-A, L.P. GREENSPRING GLOBAL PARTNERS III-B, L.P.

By:	Greenspring Global Partners III, L.P., its General Partner

By:	Greenspring Global Partners III, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

Signature Page to Fourth Amended and Restated Stockholders’ Agreement

GREENSPRING GLOBAL PARTNERS IV-A, L.P. GREENSPRING GLOBAL PARTNERS IV-B, L.P. GREENSPRING GLOBAL PARTNERS IV-C, L.P.

By:	Greenspring General Partner IV, L.P., its General Partner

By:	Greenspring GP IV, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

Signature Page to Fourth Amended and Restated Stockholders’ Agreement

SAP VENTURES FUND I HOLDINGS, L.L.C., a Delaware limited liability company

By:	SAP Ventures Fund I, L.P., a Delaware limited partnership its sole member

By:	SAP Ventures GPE(I), L.L.C., a Delaware limited liability company its general partner

By:	/s/ Jayendra Das
Name: Jayendra (Jai) Das
Title: Managing Member

By:	/s/ Nino Marakovic
Name: Nino Marakovic
Title: Managing Member

Signature Page to Fourth Amended and Restated Stockholders’ Agreement